Exhibit 4.5

                                  FORM OF
                              AMENDMENT NO. 1
                                   TO THE
                      DIRECTOR STOCK OPTION AGREEMENT



     NOW, THEREFORE, the parties agree to make the following changes to the Director Stock Option Agreement (the "Agreement"), effective on the date that this amendment is executed by the parties:

     1. The first paragraph of Section 4.2 of the Agreement is hereby amended in its entirety to replace the text thereof with the following:

          "4.2 SALES NOTICE. The Company shall give the Optionee 10 days' notice (or, if not practicable, such shorter notice as may be practicable) prior to the anticipated date of the consummation of a Total Sale (as hereinafter defined)."

     2. The second paragraph of Section 4.2 of the Agreement is amended to
(i) delete the reference to "(a)" therein, and (ii) delete the clause ", and (b) the term "Partial Sale" shall mean any sale by the FL & Co. Companies of all or a portion of their shares of Class A Common Stock to a Third Party, including through any public offering, which sale is not a Total Sale."

     3. Section 5.2 of the Agreement is hereby amended to (i) delete the reference to "(a)" therein, and (ii) delete the clause ", and (b) a fully executed Stockholder's Agreement (a copy of which, in the form to be executed by the Optionee (which may differ from the form attached hereto), will be supplied to the Optionee upon request) and the undated stock power referred to in Section 4.12(a)(ii) of the Stockholder's Agreement" therein.

     4. Section 5.3 of the Agreement is hereby amended to delete the phrase "and a fully executed Stockholder's Agreement and stock power" therein.

     5. The first sentence of Section 5.4 of the Agreement is amended to delete the clause "(b) the Optionee shall have delivered the fully executed Stockholder's Agreement and stock power to the Company," therein.

     6. The second sentence of Section 5.4 of the Agreement is amended to delete the clause ", subject to the provisions of the Stockholder's Agreement" therein.

     7. Section 5.5 of the Agreement is deleted in its entirety.

     8. The first sentence of Section 7.1 of the Agreement is amended to delete the clause ", or unless the Company shall authorize the redemption of the unexercised portion of the Option pursuant to Section 7.2 hereof" at the end thereof.

     9. Sections 7.2, 7.3 and 7.4 of the Agreement are deleted in their entirety.

     10. Section 15 of the Agreement is amended to delete the phrase "and, upon execution thereof, the Stockholder's Agreement," therein and to replace the words "constitute" and "supersede" with the words "constitutes" and "supersedes", respectively.

     Except as expressly amended hereby, the provisions of the Agreement are and shall remain in full force and effect.



COMMUNITY HEALTH SYSTEMS, INC.



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By:   [Name]                     Date
Its:  [Title]




DIRECTOR



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[Name]                           Date